Exhibit 3.1(e)
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF LIMITED PARTNERSHIP
OF
SMITH BARNEY AAA ENERGY FUND L.P.
Under Section 121-202 of the Revised Limited Partnership Act
The undersigned, desiring to amend the Certificate of Limited Partnership of Smith Barney AAA Energy Fund L.P. pursuant to the provisions of Section 121-202 of the Revised Limited Partnership Act of the State of New York, does hereby certify as follows:
FIRST: The name of the Limited Partnership is Smith Barney AAA Energy Fund L.P.
SECOND: The date of filing of the Certificate of Limited Partnership is January 5, 1998.
THIRD: The Certificate of Limited Partnership of the limited partnership is hereby amended in the following respects:
     Paragraph 3 of the Certificate of Limited Partnership, which sets forth the designation of the secretary of state as agent of the limited partnership upon whom process against it may be served and the post office address to which the secretary of state shall mail a copy of any process against it served upon him or her, is hereby amended to read as follows:
     The post office address to which the Secretary of State shall mail a copy of any process against the Partnership is:
Citigroup Managed Futures LLC
55 East 59th Street, 10th Floor
New York, NY 10022
Attn: Jennifer Magro
     Paragraph 5 of the Certificate of Limited Partnership, which sets forth the name and business address of each general partner of the limited partnership, is hereby amended to read as follows:
     The name and mailing address of the sole general partner of the Partnership is:
Citigroup Managed Futures LLC
55 East 59th Street, 10th Floor
New York, NY 10022

     IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 19th day of September, 2008.

By:	Citigroup Managed Futures LLC,
General Partner

By:	/s/ Jennifer Magro
Jennifer Magro Authorized Person